Exhibit 99.1

PRESS RELEASE

Contact: Phone:	Mark E. Hood Senior Vice President, Chief Financial Officer (314) 633-7255

Panera Bread Reaffirms Earnings Guidance for Q3

St. Louis, MO – October 2, 2003 – Panera Bread Company (Nasdaq:PNRA) today reaffirmed its previously issued earnings guidance for the third quarter of 2003. The Company had previously issued an earnings per fully diluted share target of $0.23 for the third fiscal quarter. The company is issuing this confirmation in response to numerous telephone inquiries following the company’s October 1, 2003 presentation at the RBC Capital Markets Consumer Conference 2003.

At the conference, the company was asked to comment on comparable store sales. To provide even greater clarity to investors, the company is announcing that it estimates that third quarter system-wide comparable sales increases, when reported on October 16, 2003, will be in the range of 0.6% to 0.9%. This is due in part to the previously announced impact of the power failure in August, and Hurricane Isabel in September.

In addition, the company is today reaffirming that it remains comfortable that it will meet its third quarter earnings per share target. The company is able to do so because the primary drivers of earnings growth — new unit development and average unit volumes — are running at or above target.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K/A for the year ended December 28, 2002.